EXHIBIT 99.1

Napster Rocks Nasdaq; Begins Trading as ‘NAPS’

Monday January 3, 6:30 am ET

Digital Music Company Reiterates Third Quarter Guidance and Begins New Year by Opening the Nasdaq Exchange

LOS ANGELES, Jan. 3 -- Napster, Inc. (Nasdaq: NAPS; formerly ROXI), the biggest brand in digital music, today reiterated its guidance for the third quarter ended December 31, 2004 and is set to begin trading on Nasdaq under its new ticker “NAPS” after opening the exchange in a ceremony at the Nasdaq MarketSite in Times Square.

Based on subscriber acquisition initiatives and strong holiday sales, Napster expects to achieve strong revenue growth in the third quarter of fiscal 2005 and reiterated its guidance for revenues of approximately $11 million.

“Napster created the first on-line music service, the first combination subscription and download service and the first portable subscription service. We are proud today to continue Napster’s tradition of innovation by becoming the first pure-play public digital music company in the nation,” stated Chris Gorog, Chairman and Chief Executive Officer. “With analysts projecting multi-billion dollar sales for this sector, we are very confident in Napster’s strategic position and are very excited about our future.”

Napster completed the successful sale of its Roxio consumer software division to Sonic Solutions on December 17, 2004. With the cash and stock proceeds of that sale, Napster closed the calendar year with a net balance of cash and investments, including its shares in Sonic Solutions, of more than $130 million.

About Napster

Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and experience the largest number of features. Napster (www.napster.com) members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members’ collections. Napster also offers Napster Light, a “lighter” version of the service for those who just want to purchase songs and albums a la carte. Napster is currently available in the United States, Canada and the U.K. and is headquartered in Los Angeles with offices in San Jose, San Diego, New York and London.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Napster’s revenue for the fiscal third quarter of 2005 and the growth of the digital music distribution industry are forward-looking statements that are subject to certain risks and uncertainties such as closing accounting adjustments, the new and rapidly evolving nature of online music distribution, reliance on the growth of the internet for electronic commerce, intense competition from peer-to-peer services and traditional music retailers, and general economic conditions, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 9, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov . Napster assumes no obligation to update the forward-looking statements included in this press release.

NOTE: Napster and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries.